Exhibit 99.1

For immediate release

AAR Reports Fourth Quarter and Fiscal Year 2014 Results

•                  Fourth quarter and full year diluted EPS of $0.43 and $1.83, respectively, exceeding guidance

•                  Full year sales of $2.04 billion

•                  Full year cash flow from operations of $139.8 million, free cash flow of $113.3 million

•                  2015 guidance of consolidated sales in the range of $2.100 to $2.150 billion and earnings per share in the range of $1.80 to $1.90 reflects expectation for strong performance in supply chain and lower number of flying positions at the airlift business

WOOD DALE, Ill., July 15, 2014 /PRNewswire/ — AAR CORP. (NYSE: AIR), a leading, global aerospace and defense company, today reported fourth quarter and full Fiscal Year 2014 consolidated results.  Fourth quarter sales were $505.4 million and diluted earnings per share were $0.43.  For the fourth quarter of the prior fiscal year, the Company reported sales of $553.8 million and earnings per share of $0.01 after a $29.8 million charge related to the KC-10 program.  Full year earnings per share for Fiscal Year 2014 are $1.83, as compared to $1.38 reported in Fiscal Year 2013.

“We are pleased with our overall performance in the fourth quarter,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “In the Aviation Services segment we are seeing positive results from our investment in new supply chain programs that are ramping up, including new customers from the supply chain hub we established in Europe.  We have put renewed emphasis on identifying and capturing new business for our MRO facilities and successfully competed and captured wide-body work for Aeromexico, a new customer.  Our airlift business was selected by the DoD for new work in Africa and the Vertical Replenishment (VERTREP) program with the Navy.  Overall we feel very good about our cash generation for the year allowing us to strengthen our balance sheet and continue to position the Company for growth.”

Fourth Quarter 2014 Results

Fourth quarter consolidated sales were $505.4 million versus the prior year level of $553.8 million.  Sales in the Aviation Services segment declined 10% to $373.8 million mainly due to softness at the Company’s MRO facilities and fewer expeditionary airlift flying positions.  Sales in the Technology Products segment declined 4% to $131.6 million, primarily due to lower sales of commercial cargo systems.

During the fourth quarter, and in addition to the new contract wins announced during the March earnings call, AAR’s Aviation Services segment:

•                  Acquired the inventory and customer contracts from Sabena technics.  With this transaction, the Company established a major supply chain hub in Brussels, Belgium to serve customers in Europe, the Middle East and Africa.

•                  Completed servicing of the 100th aircraft at our Duluth maintenance facility and renewed the long-term relationship with Air Canada by entering into a new five-year agreement to provide MRO services for Airbus narrow-body fleet of aircraft.

•                  Completed maintenance work on three B-767 commercial wide-body aircraft for Aeromexico, in addition to the two B-777’s previously announced.

•                  Subsequent to quarter-end, commenced operations of two fixed-wing aircraft for airlift support in Africa and expanded the contract positions with two additional rotary-wing aircraft.  Airlift operations also expanded the VERTREP mission with two rotary-wing aircraft servicing the Navy fleet in the Mediterranean Sea, Arabian Gulf, and Indian and Western Pacific oceans.

During the fourth quarter, AAR’s Technology Products segment:

•                  Delivered the 400th lower-deck cargo system for Airbus A330 series.

•                  Received orders for more than 1,100 lightweight air cargo containers and pallets from China Southern Airlines.

Sales to commercial customers represented 62% of consolidated sales as compared to 63% of consolidated sales in the same period last year, with government and defense customers represented the balance. In Aviation Services, sales to commercial customers represented 63% of segment sales, while in Technology Products sales to commercial customers represented 58% of segment sales.

Consolidated gross profit margin for the fourth quarter on a reported basis was 17.0%, an improvement over the adjusted gross profit margin of 16.3% in prior year period.

Net interest expense in the fourth quarter declined to $9.1 million. The Company reduced its net indebtedness by $89 million since June 1, 2013.

Fourth quarter results included a $1.6 million tax benefit, which was offset by certain charges.

During the fourth quarter, the Company generated $63.1 million in cash flow from operations and had capital expenditures of $5.3 million.  The Company paid dividends totaling $3.0 million.

Fiscal Year 2014 Results

Full Fiscal Year 2014 consolidated sales were $2.04 billion.  Aviation Services segment sales declined 3% to $1.56 billion as a result of lower airlift support and lower activity in MRO.  Technology Products segment sales declined 9% to $475.0 million driven by an expected decline in demand for mobility products and lower commercial cargo sales.  Sales to commercial customers were 59% of total sales as compared to 61% in fiscal 2013, with remainder of the sales to government and defense customers.

For Fiscal Year 2014, the Company’s weighted average diluted share count was 39.1 million, and the effective tax rate was 30.5%.  The effective tax rate included the effects of certain credits, which vary depending upon the Company’s level of expected taxable income.

Fiscal 2015 Guidance

For fiscal 2015, the Company currently expects consolidated sales in the range of $2.100 to $2.150 billion.  The Company expects to see growth in its supply chain business and improvement in its maintenance, repair and overhaul businesses given its strong position in the growing global aviation services market.  With defense budgets expected to remain under pressure, the Company sees ongoing demand for its low cost solutions, products and services and will continue to transition its portfolio of airlift aircraft.  Due to the transition of the airlift portfolio and timing of up-take of supply chain contracts, the Company expects first quarter earnings per share to be softer than other quarters in the year, but that earnings per share will grow sequentially throughout 2015.  For the full Fiscal Year 2015, the Company expects earnings per share to be in the range of $1.80 to $1.90.

Conference Call Information

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 16, 2014. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S. A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 10:30 a.m. CDT on July 16, 2014, until 11:59 p.m. CDT on July 23, 2014.

About AAR

AAR CORP. is a global aerospace and defense company that employs more than 6,000 people in 17 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Technology Products. AAR’s services include inventory management and parts distribution; aircraft maintenance, repair and overhaul; and expeditionary airlift. AAR’s products include cargo systems and containers; mobility systems and shelters; advanced aerostructures; and command and control systems. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075

john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2013. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions, except per share data)	2014	2013	2014	2013

Sales	$505.4	$553.8	$2,035.0	$2,137.3
Costs and expenses:
Cost of sales	419.6	493.5	1,694.8	1,823.1
Selling, general and administrative	53.3	52.5	197.6	198.4

Earnings from aircraft joint ventures	0.6	1.0	3.1	6.8

Operating income	33.1	8.8	145.7	122.6

Loss on extinguishment of debt	—	—	—	(0.3)

Interest expense	9.7	10.0	42.0	41.6
Interest income	0.6	0.4	1.6	1.5

Income before income tax expense	24.0	(0.8)	105.3	82.2
Income tax expense (benefit)	6.7	(1.6)	32.1	26.7
Net income attributable to AAR and noncontrolling interest	17.3	0.8	73.2	55.5
Income attributable to noncontrolling interest	(0.1)	(0.2)	(0.3)	(0.5)
Net income attributable to AAR	$17.2	$0.6	$72.9	$55.0

Earnings per share — Basic	$0.44	$0.01	$1.85	$1.38

Earnings per share — Diluted	$0.43	$0.01	$1.83	$1.38

Share Data:

Average shares outstanding — Basic	38.6	38.0	38.6	38.3
Average shares outstanding — Diluted	39.1	38.3	39.1	40.6

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions, except per share data)	May 31, 2014	May 31, 2013

Cash	$89.2	$75.3
Current assets	1,094.5	1,033.7
Current liabilities (excluding debt accounts)	326.2	302.6
Net property, plant and equipment	314.9	361.7
Total assets	2,177.1	2,136.9
Total debt	634.0	708.6
Stockholders’ equity	1,000.7	919.5
Book value per share	$25.27	$23.34
Shares outstanding	39.6	39.4

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions)	2014	2013	2014	2013
Aviation Services	$373.8	$417.2	$1,560.0	$1,614.4
Technology Products	131.6	136.6	475.0	522.9
	$505.4	$553.8	$2,035.0	$2,137.3

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions)	2014	2013	2014	2013
Aviation Services	$62.7	$39.7	$258.9	$227.5
Technology Products	23.1	20.6	81.3	86.7
	$85.8	$60.3	$340.2	$314.2

Diluted Earnings Per Share Calculation	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions, except per share data)	2014	2013	2014	2013

Net income attributable to AAR	$17.2	$0.6	$72.9	$55.0
Add: After-tax interest on convertible debt	—	—	—	3.2
Less: Income attributable to participating shares	(0.4)	—	(1.5)	(1.9)

Net income for diluted EPS calculation	$16.8	$0.6	$71.4	$56.3

Average shares outstanding — Diluted	39.1	38.3	39.1	40.6

Earnings per share — Diluted	$0.43	$0.01	$1.83	$1.38

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measures reported on a non-GAAP basis to the comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses free cash flow and earnings per share before special items to evaluate its financial results and trends, and believes these measures provide investors additional insights into the Company’s performance.

Free Cash Flow	Three Months Ended May 31,	Twelve Months Ended May 31,
(In millions - unaudited)	2014	2014
Net cash provided from operating activities	$63.1	$139.8
Less: Property, plant and equipment expenditures	(5.3)	(26.5)
Free Cash Flow	$57.8	$113.3

Net Debt	May 31,	May 31,
(In millions - unaudited)	2014	2013
Total debt	$634.0	$708.6
Less: Cash and cash equivalents	89.2	75.3
Net debt	$544.8	$633.3

AAR CORP. (Consolidated results)	Three Months Ended May 31, 2013

Earnings per share — Diluted	$0.01

Add: Diluted Earnings per share impact of $29.8 million KC-10 support contract charge in 2013	$0.49

Diluted Earnings per share before special items	$0.50

AAR CORP. (Consolidated results)	Twelve Months Ended May 31, 2013

Earnings per share — Diluted	$1.38

Add: Diluted Earnings per share impact of $29.8 million KC-10 support contract charge in 2013	$0.47

Diluted Earnings per share before special items	$1.85